February 2012 Preliminary Terms No. 43 Registration Statement No. 333-169119 Dated January 27, 2012 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in U.S. Equities

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

Equity-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity. The Notes offered are senior unsecured obligations of Barclays Bank PLC, will pay no interest, provide a minimum payment at maturity of 100% of the stated principal amount (subject to the creditworthiness of the Issuer) and have the terms described in the accompanying prospectus and prospectus supplement, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Notes that the investor holds, an amount in cash that may be greater than or equal to the stated principal amount based upon the value of one underlying share of the Fund (as defined below) on the valuation date. The Notes are senior unsecured obligations of Barclays Bank PLC and any payments on the Notes, including the repayment of the principal amount of your Notes at maturity, is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

SUMMARY TERMS
Issuer:	Barclays Bank PLC
Maturity date:	March 5, 2018, subject to postponement in the event of certain market disruption events.
Reference asset or underlying shares:	iShares® MSCI EAFE Index Fund (the “Fund”)
Aggregate principal amount:	$
Stated principal amount:	$10 per Note
Original issue price:	$10 per Note (See “Commissions and Issue Price” below)
Payment at maturity:	The payment at maturity per $10 stated principal amount will be calculated as follows:
$10 + supplemental redemption amount, subject to the minimum payment at maturity and the maximum payment at maturity.

The Notes are senior unsecured obligations of Barclays Bank PLC and any payments on the Notes, including the repayment of the principal amount of your Notes at maturity, is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Supplemental redemption amount:

(i) $10 times (ii) the share percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be less than $0 or greater than $7.20 to $8.00 (to be determined on the pricing date).

Share percent change:	(final share price – initial share price) / initial share price
Participation rate:	100%
Minimum payment at maturity:	$10.00 per Note (100% of the stated principal amount of the Notes, subject to the creditworthiness of the issuer)
Maximum payment at maturity:	$17.20 to $18.00 per Note (172% to 180% of the stated principal amount of the Notes) (the actual maximum payment at maturity will be determined on the pricing date).
Initial share price:	, the share closing price of the Fund on the pricing date.
Final share price:	The share closing price of the Fund on the valuation date.
Share closing price:

With respect to the pricing date or the valuation date, the official closing price per share of the Fund on that valuation date as displayed on Bloomberg Professional® service page “EFA UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the share closing price of the Fund will be based on the alternate calculation of the Reference Asset as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Valuation date:	February 28, 2018, subject to postponement in the event of certain market disruption events.
Pricing date:	February 28, 2012 (or if such day is not a scheduled trading day, the next succeeding trading day).
Original issue date:	March 2, 2012 (3 business days after the pricing date).
CUSIP:	06741L427
ISIN:	US06741L4279
Listing:	The Notes will not be listed on any securities exchange.
Selected dealer:	Morgan Stanley Smith Barney LLC (“MSSB”)

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(2)	Proceeds to Issuer
Per Note	$10.00	$0.35	$9.65
Total	$	$	$

(1)

The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Notes purchased by that investor. The lowest price payable by an investor is $9.900 per Note. Please see “Syndicate Information” on page 10 for further details.

(2)	MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each Note they sell. See “Supplemental Plan of Distribution.”

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW BEFORE YOU MAKE AN INVESTMENT DECISION.

Prospectus dated August 31, 2010 and
Prospectus Supplement dated May 27, 2011

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which these preliminary terms relate. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant preliminary pricing supplement or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and these preliminary terms if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that these preliminary terms are truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley Smith Barney LLC	Barclays Capital Inc.

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Additional Terms of the Notes

You should read these preliminary terms together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. These preliminary terms, together with the documents listed below, contain the terms of the Notes and supersede all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:
http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus supplement dated May 27, 2011:
http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257 and our Central Index Key, or CIK, on the SEC website is 0000312070. As used in these preliminary terms, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction. In addition the Notes will not be guaranteed by the Federal Deposit Insurance Corporation under the FDIC’s temporary liquidity guarantee program.

In connection with this offering, Morgan Stanley Smith Barney LLC is acting in its capacity as a selected dealer.

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Equity-Linked Notes due March 5, 2018
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Investment Overview

Equity-Linked Notes
The Equity-Linked Notes due March 5, 2018 based on the performance of the iShares® MSCI EAFE Index Fund (the “Notes”) provide investors:

▪	an opportunity to gain exposure to the iShares® MSCI EAFE Index Fund;

▪	the repayment of principal at maturity, subject to the creditworthiness of the issuer; and

▪

100% participation in any appreciation of the underlying share over the term of the Notes, subject to a maximum payment at maturity of $17.20 to $18.00 per note (172% to 180% of the stated principal amount); the actual maximum payment at maturity will be determined on the pricing date.

All payments on the Notes, including any payment at maturity, are subject to the credit risk of Barclays Bank PLC. Please review the risk factors set forth on page 13 of these preliminary terms.

Maturity:	Approximately 6 years
Maximum payment at maturity:	$17.20 to $18.00 per Note (172% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	$10.00 per Note
Participation rate:	100%
Interest:	None

iShares® MSCI EAFE Index Fund Overview

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the Fund can be located by reference to the SEC file number specified below.

The summary information below regarding the company issuing the Fund comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Fund with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer or exchange-traded fund.

We have derived all information contained in these preliminary terms regarding the Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI EAFE Index Fund dated December 1, 2011 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). Shares of the Fund are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “EFA”. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index.

The Fund generally invests at least 90% of assets in the securities of the EFA Underlying Index and in depositary receipts representing securities in the EFA Underlying Index. The EFA Underlying Index is designed by MSCI, Inc., the index sponsor of the Underlying Index, as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and, as of September 30, 2011, consisted of the following 22 developed market country indexes or regions: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively. Additional information regarding the Fund is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, these preliminary terms or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Information on the iShares® MSCI EAFE Index Fund as of market close on January 26, 2012

Bloomberg Ticker Symbol:	EFA
Current Share Price:	$52.40
52 Weeks Ago:	$54.22
52 Week High (on 5/2/2011):	$63.87
52 Week Low (on 11/25/2011):	$46.45

The following graph sets forth the historical performance of the iShares® MSCI EAFE Index Fund based on the weekly closing prices of the iShares® MSCI EAFE Index Fund from January 3, 2007 through January 26, 2012. The share closing price of the iShares® MSCI EAFE Index Fund on January 26, 2012 was $52.40.

February 2012	Page 4

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

We obtained the share closing prices of the iShares® MSCI EAFE Index Fund below from Bloomberg, L.P. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical share closing prices of the iShares® MSCI EAFE Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the Valuation Date. We cannot give you assurance that the performance of the iShares® MSCI EAFE Index Fund will result in any positive return of your initial investment.

iShares® MSCI EAFE Index Fund Historical Performance January 3, 2007 to January 26, 2012

Past performance is not indicative of future results

Key Investment Rationale

The Notes offer 100% participation in the positive performance of the underlying share, subject to the maximum payment at maturity of $17.20 to $18.00 per note. All payments on the Notes, including the repayment of principal at maturity, are subject to the credit risk of Barclays Bank PLC.

Repayment of Principal	The Notes offer investors 1 to 1 upside exposure to the performance of the underlying share up to the maximum payment at maturity, while providing for the repayment of principal in full at maturity.

Minimum Payment at Maturity	At maturity, the Notes will pay no less than $10 per Note (100% of the stated principal amount), subject to the creditworthiness of the issuer.

Best Case Scenario

The underlying shares increase significantly in price and, at maturity, the Notes pay up to the maximum payment of $17.20 to $18.00 (172% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario	The underlying shares stay unchanged or decline in price and, at maturity, the Notes redeem for the stated principal amount ($10 per Note).

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Summary of Selected Key Risks (see page 13)

▪	The appreciation potential of the Notes is limited by the maximum payment at maturity.

▪	The securities are subject to the credit risk of the Issuer, Barclays Bank PLC.

▪	The Notes will not pay interest and investors will not be entitled to dividend payments or voting rights.

▪	The market price of the Notes will be influenced by many unpredictable factors.

▪	Investing in the Notes is not equivalent to investing in the iShares® MSCI EAFE Index Fund or the stocks comprising the MSCI EAFE Index.

▪	The Fund may underperform the MSCI EAFE Index.

▪	The price of the underlying shares is subject to currency exchange risk.

▪	Non-U.S. securities markets risks may affect the return at maturity.

▪

The payment at maturity of your Notes is not based on the price of the underlying shares of the Fund at any time other than the final share price on the valuation date as compared to the initial share price on the pricing date.

▪	Adjustments to the Fund or to the MSCI EAFE Index could adversely affect the value of the Notes.

▪	There are risks associated with investments in the Notes linked to the value of foreign equity securities.

▪	Certain features of exchange-traded funds will impact the value of the Notes.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The Notes will not be listed on any securities exchange and secondary trading may be limited.

▪	Economic interests of the calculation agent and the issuer’s affiliates may be adverse to investors.

▪	Hedging and trading activity could potentially affect the value of the Notes.

▪	Potential conflicts exist due to the roles of the Issuer and our affiliates.

▪	Certain built-in costs and lack of liquidity are likely to adversely affect the value of the Notes prior to maturity.

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Fact Sheet

Equity-Linked Notes offer investors exposure to the performance of equities or equity indices and provide for the repayment of principal at maturity. The Notes offered are senior unsecured obligations of Barclays Bank PLC, will pay no interest, provide a minimum payment at maturity of 100% of the stated principal amount (subject to the creditworthiness of the Issuer) and have the terms described in the accompanying prospectus and prospectus supplement, as supplemented or modified by these preliminary terms. At maturity, an investor will receive for each stated principal amount of Notes that the investor holds, an amount in cash that may be greater than or equal to the stated principal amount based upon the value of one underlying share of the Fund on the valuation date. The Notes are senior unsecured obligations of Barclays Bank PLC and any payments on the Notes, including the repayment of the principal amount of your Notes at maturity, is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
February 28, 2012	March 2, 2012	March 5, 2018, subject to postponement due to market disruption events

Key Terms
Issuer:	Barclays Bank PLC
Reference asset or underlying shares:	iShares® MSCI EAFE Index Fund (the “Fund”)
Underlying index:	MSCI EAFE® Index (the “MSCI EAFE Index”)
Aggregate principal amount:	$
Stated principal amount:	$10 per Note
Original issue price:	$10 per Note (see “Syndicate Information” on page 10)
Denominations:	$10 per Note and integral multiples thereof
Interest:	None
Payment at maturity per Note:	The payment due at maturity per $10 stated principal amount will equal: $10 + the supplemental redemption amount, subject to the minimum payment at maturity and the maximum payment at maturity.
Supplemental redemption amount:

(i) $10 times (ii) the share percent change times (iii) the participation rate, provided that the supplemental redemption amount will not be greater than $7.20 to $8.00 (to be determined on the pricing date).

Share percent change:	(final share price – initial share price) / initial share price
Participation rate:	100%
Minimum payment at maturity:	$10.00 per Note
Maximum payment at maturity:	$17.20 to $18.00 per Note (172% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Initial share price:	, the share closing price of the Fund on the pricing date.
Final share price:	The share closing price of the Fund on the valuation date.
Share closing price:

With respect to the pricing date or the valuation date, the official closing price per share of the Fund on such date as displayed on Bloomberg Professional® service page “EFA UP<Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the share closing price of the Fund will be based on the alternate calculation of the Reference Asset as described in “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

Valuation date:	February 28, 2018, subject to postponement in the event of certain market disruption events
Postponement of maturity date:

If the scheduled valuation date is not a scheduled trading day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the Notes will be postponed until the second business day following that valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 13.

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General Information
Listing:	We do not intend to list the Notes on any securities exchange
CUSIP:	06741L427
ISIN:	US06741L4279
Minimum ticketing size:	100 Notes
Material U.S. Federal Income Tax Considerations:

The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in these preliminary terms is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale, exchange or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Because the Notes will be offered to initial purchasers at different prices, it is possible that you may purchase the Notes for an amount that differs from the “Issue Price” of the Notes for U.S. federal income tax purposes. The Issue Price of the Notes should be the first price at which a substantial amount of the Notes are sold to persons other than bond houses, brokers or similar persons, or organizations acting in the capacity of distribution agents or wholesalers. You can obtain the Issue Price of the Notes by contacting Structuring, Investor Solutions Americas at (212) 412-1101.

If you purchase your Notes for an amount that differs from the Issue Price of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold), may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, which may include your Notes) as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may

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withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations— Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

Trustee:	The Bank of New York Mellon
Calculation agent:	Barclays Bank PLC
Use of proceeds and hedging:

The net proceeds we receive from the sale of the Notes will be used for various corporate purposes as set forth in the prospectus and prospectus supplement and, in part, in connection with hedging our obligations under the Notes through one or more of our subsidiaries.

We, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Notes by taking positions in futures and options contracts on the underlying shares and any other securities or instruments we may wish to use in connection with such hedging. Trading and other transactions by us or our affiliates could affect the level, value or price of reference assets and their components, the market value of the Notes or any amounts payable on the Notes. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “Employee Retirement Income Security Act” starting on page S-120 in the accompanying prospectus supplement.
Contact:

Morgan Stanley Smith Barney LLC (“MSSB”) clients may contact their MSSB sales representative or MSSB’s principal executive offices at 2000 Westchester Avenue, Purchase, New York 10577 (telephone number 800-869-3326). A copy of each of these documents may be obtained from Barclays Bank PLC or the agent Barclays Capital Inc. at 1-888-227-2275 (Extension 2-3430) or 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

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Syndicate Information
Issue price of the Notes	Selling concession	Principal amount of Notes
		for any single investor
$10.0000	$0.3500	Less than $1MM
$9.9500	$0.3000	Greater than or equal to $1MM and less
		than $3MM
$9.9250	$0.2750	Greater than or equal to $3MM and less
		than $5MM
$9.9000	$0.2500	Greater than or equal to $5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Notes distributed by such dealers.

These preliminary terms represent a summary of the terms and conditions of the Notes. We encourage you to read the accompanying prospectus and prospectus supplement for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Equity-Linked Notes due March 5, 2018
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Hypothetical Payout on the Notes

The below hypothetical payout table is based on the following terms:

Hypothetical Initial Share Price:	$52.40
Hypothetical Maximum Payment at Maturity (based on the midpoint of the range):	$17.60 (176% of the stated principal amount). The actual maximum payment at maturity will be set on the pricing date and will be between 172% and 180% of the stated principal amount.
Stated Principal Amount:	$10 per security

At maturity, for each $10 stated principal amount of Notes that you hold, you will receive the stated principal amount of $10 plus a supplemental redemption amount, subject to the maximum payment at maturity. The supplemental redemption amount will be calculated on the valuation date as follows:

          (i) $10 times (ii) the share percent change times (iii) the participation rate.

In no event will the payment due at maturity be greater than the maximum payment at maturity of $17.20 to $18.00 per Note (172% to 180% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.

The table below illustrates the payment at maturity for each Note for a hypothetical range of share percent change and does not cover the complete range of possible payouts at maturity. The table reflects the minimum payment at maturity of $10 per note and assumes a hypothetical initial share price of $52.40 and a maximum payment at maturity of $17.60 per Note (based on the midpoint of the range). In the hypothetical table below, if the share percent change is greater than or equal to 76%, you will receive only the hypothetical maximum payment at maturity of $17.60 per note, or 176% of the stated principal amount.

Share percent change	Final share price	Stated principal amount	Supplemental redemption amount	Payment at maturity	Return on $10 Note
100.00%	$104.80	$10	$7.60	$17.60	76.00%
90.00%	$99.56	$10	$7.60	$17.60	76.00%
80.00%	$94.32	$10	$7.60	$17.60	76.00%
76.00%	$92.22	$10	$7.60	$17.60	76.00%
70.00%	$89.08	$10	$7.00	$17.00	70.00%
60.00%	$83.84	$10	$6.00	$16.00	60.00%
50.00%	$78.60	$10	$5.00	$15.00	50.00%
40.00%	$73.36	$10	$4.00	$14.00	40.00%
30.00%	$68.12	$10	$3.00	$13.00	30.00%
20.00%	$62.88	$10	$2.00	$12.00	20.00%
10.00%	$57.64	$10	$1.00	$11.00	10.00%
5.00%	$55.02	$10	$0.50	$10.50	5.00%
0.00%	$52.40	$10	$0.00	$10.00	0.00%
-5.00%	$49.78	$10	$0.00	$10.00	0.00%
-10.00%	$47.16	$10	$0.00	$10.00	0.00%
-15.00%	$44.54	$10	$0.00	$10.00	0.00%
-20.00%	$41.92	$10	$0.00	$10.00	0.00%
-30.00%	$36.68	$10	$0.00	$10.00	0.00%
-40.00%	$31.44	$10	$0.00	$10.00	0.00%
-50.00%	$26.20	$10	$0.00	$10.00	0.00%
-60.00%	$20.96	$10	$0.00	$10.00	0.00%
-70.00%	$15.72	$10	$0.00	$10.00	0.00%
-80.00%	$10.48	$10	$0.00	$10.00	0.00%
-90.00%	$5.24	$10	$0.00	$10.00	0.00%

February 2012	Page 11

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

Payment at Maturity

Repayment of principal at maturity, subject to the maximum payment at maturity. At maturity, we will pay you the stated principal amount of $10 plus a supplemental redemption amount, subject to the maximum payment at maturity of $17.20 to $18.00 per Note. The actual maximum payment at maturity will be determined on the pricing date. All payments on the Notes, including the repayment of principal at maturity, are subject to the credit risk of Barclays Bank PLC.

The supplemental redemption amount based on the underlying shares. The supplemental redemption amount will be equal to $10 times the participation rate times the percentage, if any, by which the final share price exceeds the initial share price, provided that the supplemental redemption amount will not be less than $0 or greater than $7.20 to $8.00. The supplemental redemption amount will be calculated as follows:

supplemental redemption amount	= $10 ×	participation rate ×	(final share price – initial share price)
initial share price

where,

participation rate	=	100%

initial share price	=	The share closing price on the pricing date

final share price	=	The share closing price on the valuation date

If the final share price is less than or equal to the initial share price, the supplemental redemption amount will be $0. If the final share price is greater than or equal to 172% to 180% of the initial share price, the supplemental redemption amount will be $7.20 to $8.00. The actual maximum payment at maturity will be determined on the pricing date.

February 2012	Page 12

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

Risk Factors

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index. The following is a non-exhaustive list of certain key risk factors for investors in the Notes. For further discussion of these and other risks, you should read the sections entitled “Risk Factors” in the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

▪

The appreciation potential of the Notes is limited by the maximum payment at maturity. The appreciation potential of the Notes is limited by the maximum payment at maturity of $17.20 to $18.00 per Note, or 172% to 180% of the stated principal amount (the actual maximum payment at maturity will be determined on the pricing date). Because the payment at maturity will be limited to 172% to 180% of the stated principal amount for the Notes, any increase in the final share price over the initial share price by more than 72% to 80% of the initial share price will not increase the return on the Notes.

▪

The securities are subject to the credit risk of the Issuer, Barclays Bank PLC. The Notes are senior unsecured obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including the repayment of principal at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

▪

The Notes will not pay interest and investors will not be entitled to dividend payments or voting rights. As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares in the Fund would have.

▪

The market price of the Notes will be influenced by many unpredictable factors. Several factors will influence the value of the Notes in the secondary market and the price at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC may be willing to purchase or sell the Notes in the secondary market, including:

o	the trading price of the underlying shares of the Fund;

o	the expected volatility of the underlying shares of the Fund, the MSCI EAFE Index and the component stocks of the MSCI EAFE Index;

o	the time to maturity of the Notes;

o	the market price and dividend rate on the underlying shares of the Fund and on the component stocks of the MSCI EAFE Index;

o	interest and yield rates in the market generally and in the markets of the component stocks of the MSCI EAFE Index; a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rate and the volatility of the exchange rate between the U.S. dollar and currencies in which the stocks comprising the MSCI EAFE Index are denominated;

o	and our creditworthiness, including actual or anticipated downgrades in our credit ratings.

You may receive less or possibly significantly less, than the stated principal amount per Note if you try to sell your Notes prior to maturity.

▪

Investing in the Notes is not equivalent to investing in the shares of the iShares® MSCI EAFE Index Fund. Investing in the Notes is not equivalent to investing in the shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index. Investors in the Notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the iShares® MSCI EAFE Index Fund or the stocks composing the MSCI EAFE Index.

▪

The Fund may underperform the MSCI EAFE Index. The performance of the Fund may not replicate the performance of, and may underperform the MSCI EAFE Index. Unlike the MSCI EAFE Index, the Fund will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the Fund may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the MSCI EAFE Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund, differences in trading hours between the

February 2012	Page 13

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

Fund and the MSCI EAFE Index or due to other circumstances. Because the return on the Notes is linked to the performance of the Fund and not the MSCI EAFE Index, the return on the Notes may be less than that of an alternative investment linked directly to the MSCI EAFE Index.

▪

The price of the underlying shares is subject to currency exchange risk. Because the price of the underlying shares is related to the U.S. dollar value of stocks underlying the MSCI EAFE Index, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors specific to that country including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to each region. Your net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the MSCI EAFE Index, the value of the respective underlying shares will be adversely affected and the payment at maturity on the Notes may be reduced.

Of particular importance to potential currency exchange risks are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments; and

•	the extent of governmental surpluses or deficits in the component countries and the United States of America.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various component countries and the United States and other countries important to international trade and finance.

▪

Non-U.S. securities markets risks may affect the return at maturity—The stocks included in the underlying index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the underlying index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the underlying index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the underlying index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

▪

The payment at maturity of your Notes is not based on the price of the underlying shares of the Fund at any time other than the final share price on the valuation date as compared to the initial share price on the pricing date—The final share price of the Fund is the share closing price of the Fund on the valuation date and the return at maturity will be based solely on the final share price of the Fund as compared with the initial share price of the Fund (subject to adjustments as described in the prospectus supplement). Therefore, if the share closing price of the Fund drops precipitously on the valuation date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had the payment at maturity been linked to the price of the Fund prior to such drop.

▪

Adjustments to the Fund or to the MSCI EAFE Index could adversely affect the value of the Notes. Blackrock Fund Advisors (“BFA”) (prior to December 1, 2009, Blackrock Fund Advisors was known as Barclays Global Fund Advisors) is the investment advisor to the iShares® MSCI EAFE Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the stocks composing the iShares® MSCI EAFE Index Fund. MSCI Inc. (“MSCI”) is responsible for calculating and maintaining the MSCI EAFE Index. MSCI can add, delete or substitute the stocks underlying the MSCI EAFE Index or make other methodological changes that could change the value of the MSCI EAFE Index. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Notes.

▪

There are risks associated with investments in the Notes linked to the value of foreign equity securities. The stocks included in the MSCI EAFE Index and that are generally tracked by the Fund have been issued by various foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Fund or the underlying index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Underlying Index and the Fund will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Underlying Index and the Fund may be subject to accounting, auditing and financial

February 2012	Page 14

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

reporting standards and requirement that differ from those applicable to United States reporting companies.

▪

Certain Features of exchange-traded funds will impact the value of the notes. The performance of the Fund does not fully replicate the performance of the MSCI EAFE Index. The Fund may not fully replicate the MSCI EAFE Index, and may hold securities not included in such MSCI EAFE Index. The value of the Fund to which your Notes are linked is subject to:

•

Management risk. This is the risk that Blackrock Fund Advisors’ investment strategy for the Fund, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The Fund may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the Fund’s losses, and, as a consequence, the losses of your Notes, may be greater than if the Fund invested only in conventional securities.

▪

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Barclays Bank PLC is willing to purchase Notes at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the Notes and the cost of hedging our obligations under the Notes that are included in the original issue price. The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions. These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions. Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the Notes or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by Barclays Bank PLC, as a result of dealer discounts, mark-ups or other transaction costs.

▪

The Notes will not be listed on any securities exchange and secondary trading may be limited. There may be little or no secondary market for the Notes. We do not intend to list the Notes on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to offer to purchase the Notes in the secondary market but are not required to do so and may cease any such market making activities at any time. Even if a secondary market develops, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price, if any, at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.

▪

Economic interests of the calculation agent and the issuer’s affiliates may be adverse to the investors. The economic interests of the calculation agent and the issuer’s affiliates are potentially adverse to your interests as an investor in the Notes. As calculation agent, Barclays Bank PLC will determine the initial share price and the final share price, and calculate the amount of cash you will receive at maturity. Determinations made by Barclays Bank PLC, in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor fund or calculation of the final share price in the event of a discontinuance of the underlying shares, may affect the payout to you at maturity.

▪

Hedging and trading activity could potentially affect the value of the Notes. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the Notes on or prior to the pricing date and prior to maturity could adversely affect the value of the underlying shares and, as a result, could decrease the amount an investor may receive on the Notes at maturity. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial share price and, therefore, could increase the price at which the underlying shares must close before an investor receives a payment at maturity that exceeds the issue price of the Notes. Additionally, such hedging or trading activities during the term of the Notes, including on the valuation date, could potentially affect the price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

▪

Potential conflicts exist due to the roles of the Issuer and our affiliates—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

▪

Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity—While the payment at maturity described in these preliminary terms is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market

February 2012	Page 15

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

transactions will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

February 2012	Page 16

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

Information about the iShares® MSCI EAFE Index Fund

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the company issuing the Fund can be located by reference to the SEC file number specified below.

The summary information below regarding the company issuing the Fund comes from the issuer’s SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the Fund with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer or exchange-traded fund.

We have derived all information contained in these preliminary terms regarding the Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “Prospectus”) for the iShares® MSCI EAFE Index Fund dated December 1, 2011 issued by iShares Trust (the “Trust”). Such information reflects the policies of, and is subject to change by, the Trust, and Blackrock Fund Advisors (“BFA”). Shares of the Fund are listed and trade on the NYSE Arca Stock Exchange under the ticker symbol “EFA”. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Underlying Index.

The Fund generally invests at least 90% of assets in the securities of the EFA Underlying Index and in depositary receipts representing securities in the EFA Underlying Index. The EFA Underlying Index is designed by MSCI, Inc., the index sponsor of the Underlying Index, as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and, as of September 30, 2011, consisted of the following 22 developed market country indexes or regions: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by the Fund pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 333-92935 and 811-09729, respectively. Additional information regarding the Fund is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, these preliminary terms or any accompanying prospectus or prospectus supplement. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

BFA, in which Barclays Bank PLC has an ownership interest, serves as an investment adviser to iShares® ETFs. As investment advisor, BFA provides an investment strategy for iShares® ETFs and manages the investment of the assets of iShares® ETFs. BFA has discretion in a number of circumstances to make judgments and take actions in connection with the implementation of its investment strategy, and any such judgments or actions may adversely affect the value of the iShares® ETFs, and consequently, the value of the Notes.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Historical Information

The table below sets forth the published high and low share closing prices of, as well as dividends on, the underlying shares for each quarter in the period from January 3, 2007 through January 26, 2012. The share closing price of an underlying share of the Fund on January 26, 2012 was $52.40. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical performance of the underlying shares should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying shares at any time.

iShares® MSCI EAFE Index Fund	High	Low	Period End
2007
First Quarter	$76.72	$70.90	$76.26
Second Quarter	$81.78	$76.50	$80.77
Third Quarter	$83.62	$73.94	$82.59
Fourth Quarter	$86.10	$78.24	$78.50
2008
First Quarter	$78.35	$68.34	$71.90
Second Quarter	$78.52	$68.08	$68.67
Third Quarter	$68.00	$53.08	$56.30
Fourth Quarter	$55.88	$35.73	$44.86
2009
First Quarter	$45.44	$31.70	$37.59
Second Quarter	$49.04	$38.57	$45.81
Third Quarter	$55.81	$44.01	$54.68
Fourth Quarter	$57.28	$52.66	$55.28
2010
First Quarter	$57.96	$50.45	$56.00
Second Quarter	$58.03	$46.29	$46.51
Third Quarter	$55.42	$47.09	$54.92
Fourth Quarter	$59.46	$54.25	$58.23
2011
First Quarter	$61.91	$55.31	$60.09
Second Quarter	$63.87	$57.10	$60.14
Third Quarter	$60.80	$46.66	$47.75
Fourth Quarter	$55.57	$46.45	$49.53
2012
First Quarter (through January 26, 2012)	$52.40	$49.15	$52.40

February 2012	Page 17

Equity-Linked Notes due March 5, 2018
Based on the Performance of the iShares® MSCI EAFE Index Fund

Supplemental Plan of Distribution

MSSB and its financial advisors will collectively receive from the Agent, Barclays Capital Inc., a fixed sales commission of $0.35 for each Note they sell.

We expect that delivery of the Notes will be made against payment for the Notes on or about the issue date indicated on the cover of these preliminary terms, which will be the third business day following the expected pricing date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus supplement.

February 2012	Page 18